Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Genta Incorporated and Subsidiaries:

We consent to the incorporation by reference in the Registration Statements of Genta Incorporated and Subsidiaries on Forms S-8 (No. 333-94181, 333-94185, 333-101022, 333-118987, 333-128381 and 333-161766), S-1 (No. 333-162117), and S-3 (No. 333-163995) of our report dated March 28, 2012, on our audits of the consolidated financial statements of Genta Incorporated and Subsidiaries as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011, which report is included in this Annual Report on Form 10-K to be filed on or about March 28, 2012. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

Edison, NJ
March 28, 2012